Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

KBW, Inc. Announces Executive Management Succession, Third Quarter
Results, Workforce Reduction Program,
Quarterly Cash Dividend and
Increase in Stock Repurchase Program

New York, NY – October 27, 2011 – KBW, Inc. (NYSE: KBW), a full-service investment bank that specializes in the financial services sector, is announcing that Thomas B. Michaud has been appointed Chief Executive Officer and President of the Company and  Andrew M. Senchak, has been appointed Chairman of the Board.  John G. Duffy will serve as Vice Chairman of the Board.  These changes are described further under the heading “Executive Management Succession” below.  In addition, KBW has implemented a workforce reduction program, declared a regular quarterly dividend and authorized an additional $50.0 million for its stock repurchase program, as described further under the headings, “Workforce Reduction Program” and “Capital Management and Other Matters.”

KBW is also reporting its third quarter and nine month results.  For the quarter ended September 30, 2011, revenues were $50.4 million and the Company had a non-GAAP operating net loss of $14.6 million, or $0.47 per diluted share. This compares with total revenues of $89.6 million and non-GAAP operating net income of $5.3 million, or $0.15 per diluted share, for the third quarter of 2010 and total revenues of $64.0 million and a net loss of $4.2 million, or $0.14 per diluted share, for the second quarter of 2011.  See “Non-GAAP Financial Measures” below for a reconciliation of our non-GAAP operating results to our GAAP results. The GAAP net loss for the third quarter of 2011 was $15.7 million, or $0.51 per diluted share.  GAAP net income for the third quarter of 2010 was $3.8 million, or $0.11 per diluted share.

Tom Michaud, Chief Executive Officer and President said, “Our third quarter results were disappointing and were directly impacted by the significant decline in bank and financial stocks during the period.  This share price movement led to realized and unrealized losses in our firm investments, trading and market making activities.  We are encouraged however that core businesses improved in these depressed markets, with commissions and investment banking fees rising. The continuing impact of the global market conditions was reflected in very limited capital markets transactions, particularly in financial stocks. Although our investment banking M&A and advisory fees rose, activity continues to be muted, generally, as concerns about asset values continue.  During the quarter, we continued an in-depth look at our business in light of the current market environment, with a goal of reducing costs while maintaining the resources we believe necessary to position ourselves for positive operating leverage once capital raising and merger activity resume in the financial services sector.  We are announcing a work force reduction program which has resulted from this review. Our Board has declared a regular quarterly dividend of $0.05 per share and authorized a $50.0 million increase in our stock repurchase program, reflecting our strong cash and capital position.”

Highlights for the quarter include:

•
Commissions revenue increased $6.9 million, or 24.5%, to $35.1 million compared with $28.2 million for the third quarter of 2010, primarily due to higher U.S. equity securities commissions.  Commissions revenue increased $2.9 million, or 9.1%, compared with the second quarter of 2011.

•
Investment banking revenue increased $16.9 million, or 110.9%, compared with the second quarter of 2011 primarily due to higher M&A and advisory revenue.  Investment banking revenue was $32.1 million compared with $38.4 million for the third quarter of 2010.  The decrease was primarily attributable to the completion of fewer equity capital market transactions partially offset by higher M&A and advisory transaction revenue.

•
Principal transactions revenue was negative $19.9 million compared with revenue of $16.7 million for the third quarter of 2010. Equity market making was negative $7.0 million and trading for our own account, including investments, revenue was negative $17.0 million for the third quarter of 2011, reflecting a significant decline in global equity markets and a sharp increase in volatility levels.  Fixed income revenue was $5.0 million for the third quarter compared to $8.3 million for the second quarter.

•
Non-GAAP total expenses decreased $9.0 million for the third quarter of 2011 compared with the same quarter last year primarily due to a decrease of $10.0 million, or 18.8%, in non-GAAP compensation and benefits expense.

•	As of September 30, 2011, preliminary stockholders’ equity, which was all tangible, amounted to $399.1 million and preliminary book value per share was $13.67.

Total revenues were $209.6 million with a non-GAAP net loss of $14.2 million, or $0.46 per diluted share, for the nine months ended September 30, 2011.  This compares with total revenues of $328.7 million and non-GAAP operating net income of $27.7 million, or $0.76 per diluted share, for the first nine months of 2010.  The GAAP net loss for the first nine months of 2011 was $15.3 million, or $0.49 per diluted share.  GAAP net income for the first nine months of 2010 was $23.6 million, or $0.65 per diluted share.

Highlights for the nine months include:

•
Investment banking revenue was $84.9 million compared with the record $169.5 million for the first nine months of 2010, primarily due to a significantly lower number of U.S. equity capital markets transactions in 2011.

•	Commissions revenue was $101.7 million compared with $99.7 million for the first nine months of 2010, an increase of $2.0 million, or 2.0%, due to higher equity commissions from Asia and Europe.

•
Principal transactions revenue was $9.4 million compared with $39.0 million for the first nine months of 2010, primarily due to negative revenue on equity market making and trading for our own account, including investments, of $18.4 million.

•
Non-GAAP total expenses decreased $50.0 million for the first nine months of 2011 compared with the same period last year primarily due to a decrease of $56.8 million, or 29.0%, in non-GAAP compensation and benefits expense.  The non-GAAP operating compensation ratio (adjusted GAAP compensation and benefits expense as a percentage of total revenues) was 66.2% compared with a non-GAAP operating compensation ratio of 59.5% for the first nine months of 2010.  Non-GAAP operating compensation and benefits expense was $138.8 million compared with $195.6 million for the first nine months of 2010.  The GAAP compensation ratio was 67.1% compared with 61.7% for the first nine months of 2010.   GAAP compensation and benefits expense was $140.6 million compared with $202.8 million for the first nine months of 2010.

•
Non-compensation expenses were $93.3 million compared with $86.5 million for the first nine months of 2010, an increase of $6.8 million, or 7.9%, primarily due to higher communications and data processing and business development expenses.

Executive Management Succession

As noted above, Thomas B. Michaud has been appointed Chief Executive Officer and President and Andrew M. Senchak has been appointed Chairman of the Board.  Previously Mr. Michaud had been Chief Operating Officer and Mr. Senchak had been a Vice Chairman and President of the Company.  John G. Duffy will stay with the Company, serving as Vice Chairman of the Board.  Each of Messrs. Michaud, Senchak and Duffy will continue to be members of the Company’s Board of Directors. These appointments have been approved by the Board and became effective on October 27, 2011.

Mr. Michaud will work with the Board in the development of long term strategy and policy and oversee management of the Company.  He will also serve as Chairman, CEO and President of its U.S. brokerage subsidiary, Keefe, Bruyette & Woods, Inc., as well as Chairman of its U.K. brokerage subsidiary. He will continue to be a Vice Chairman of the Board. Mr. Senchak will continue to focus on investment banking opportunities and, as Chairman of the Company, will oversee the Company’s Board, working closely with Mr. Michaud on strategy and policy.  Mr. Duffy will focus on investment banking opportunities, particularly in the U.S. and Asia and will serve as Chairman of the Company’s Asia subsidiary.  All three executives will continue to be members of the boards of directors of all the Company’s brokerage subsidiaries.  The Company has eliminated the position of Chief Operating Officer.

 “I have had ten challenging and ultimately satisfying years as Chairman and CEO of KBW.  During that time, the Company overcame the devastating impact of the attacks of September 11th on our business and successfully rebuilt our franchise.  In 2006, we became a public company.  In addition, we were able to successfully weather the global economic crisis of 2008 that debilitated or consumed many of our competitors and have grown into a global franchise, all while retaining our unique corporate culture, which we consider to be one of our greatest attributes,” said Mr. Duffy.

“I believe that after more than a decade of leadership, we have reached the point where it is appropriate to hand over management responsibilities to our next generation of leaders,” Mr. Duffy added.  “Furthermore, I was recently diagnosed with prostate cancer.  The prognosis for a full recovery is excellent and my treatment is not expected to significantly affect my ability to devote my full energy to KBW. Nevertheless, on both a personal and professional level, I feel it is the right time to implement the Board’s succession plan and appoint Tom Michaud to succeed me as CEO.  Tom has twenty-five years of experience with KBW and has successfully performed a variety of leadership roles.  He understands how the firm adds value in our marketplace and I have confidence in his ability to build shareholder value. In addition, he has been a valuable friend, colleague and advisor for my entire tenure as Chairman and CEO and I believe he is the right person to lead KBW at this time. With Andy Senchak taking over as Chairman, Tom will have the benefit of Andy’s long experience and wisdom.  I will continue in my role as a member of the Board and will be very active in finding and pursuing business opportunities in the U.S. and helping to continue to build our presence and grow our brand in Asia.”

Mr. Michaud commented, “KBW owes a tremendous amount of gratitude to John Duffy.  He has guided us through our most difficult moments and is one of the most talented bankers I have ever known.  Without his direction and commitment we would not have grown to become the firm that we are today.  We look forward to John continuing to share his considerable talents and experience with our valued clients.  Although we are currently in turbulent economic times, I believe KBW is well capitalized, staffed and positioned to meet the challenges facing our industry and to participate in future opportunities across the regions and markets we serve.  We have an experienced group of business managers who will join me in continuing to execute our corporate strategy.  I know all our employees join me in thanking John for his leadership and dedication to our firm for more than 30 years, and I look forward to his continued efforts for many years to come.”

Daniel Healy, the Board’s Lead Independent Director, said, “I have known John Duffy for more than twenty years.  When I was asked to join the Board, I was thrilled to be working with him, Tom and Andy and their team.  As Chairman, John has been a focal point for the Board in understanding the vision of KBW and developing and implementing its strategy.  He dealt with the terrible business and personal crisis of 9/11 to put the Company on a rock solid foundation as one of the most respected names in the financial services sector.  On behalf of the independent directors, I wish him the best of health and look forward to his continued service on the Board and with the Company.  As a Board, we have had succession discussions during the last several years, and had determined that Tom is best suited to be CEO.  The Board has worked extensively with Tom and Andy for the past several years and believes that they will carry this vision forward and continue to strengthen KBW’s platform and reputation.  The Board is pleased to name Tom as CEO and Andy as Chairman.”

Workforce Reduction Program

The Company also announced the implementation of a workforce reduction program, in light of sustained uncertainty in global market and economic conditions and the continued low level of capital markets and merger and acquisitions activity in the financial services sector.

Mr. Senchak said, “The current environment in financial services is one of the most difficult we have faced since becoming a public company. Capital markets and mergers and acquisition activity has been near record low levels.  In addition, market prices for stocks have dropped precipitously, which have negatively impacted our investments and trading profitability.”

Mr. Michaud added, “Due to the impact of these conditions on our business and our current outlook for the market environment, we undertook a global strategic and operational review of all of our businesses and corporate resources. As a result of this review, we have decided to reduce current employee headcount and limit our use of consultants and other third party services.  Although the near-term market outlook is uncertain, we remain focused on maintaining the resources to serve our core franchise as a global thought leader for the financial services sector.  We believe that the long-term need for capital and efficiency in the sector will ultimately result in increased capital markets and mergers and acquisitions transactions and we remain well positioned to participate in those activities. We will continue to review existing operations as market conditions evolve.”

The employee reduction plan is expected to result in a decrease in the Company’s workforce of approximately 80 full time employees. A portion of these employee reductions occurred in the third quarter and have continued into the fourth quarter, through a combination of terminations and selective decisions to not replace certain departing employees. It is estimated that the Company will incur severance costs of approximately $5 million. Severance costs of $1.8 million were included in the results for the third quarter and the remainder is expected to be included in the fourth quarter results.  The annualized salary and benefits expense associated with the employees included in this plan is approximately $13 million in the aggregate. In addition to the headcount reduction, other cost reduction initiatives are underway, including significantly reducing the use of consultants and temporary employees, as well as efforts to reduce other non-compensation expenses.

Management will continue to carefully monitor revenue and growth opportunities and may make further adjustments in future periods.  It is not currently possible to determine what additional investments the Company may make in pursuing future business opportunities, and it is possible that the Company may hire additional employees or incur other expenses in pursuing such activities.  Accordingly, a portion of the workforce reduction described above may be offset in future periods.

Capital Management and Other Matters

The Company also announced today that its board of directors, in light of the Company’s capital position, has declared a cash dividend with respect to the third quarter in an amount equal to $0.05 per share of its outstanding common stock and authorized a $50.0 million increase in the total repurchase amount available under its stock repurchase program.  The dividend is payable on December 15, 2011 to shareholders of record on December 2, 2011.

During the third quarter of 2011, the Company repurchased and retired 1,803,383 shares of the Company’s common stock pursuant to a stock repurchase program that was authorized by the board of directors in July 2010. The average price per share repurchased was $13.72, or $24.7 million in the aggregate. As of September 30, 2011, the Company had $3.2 million remaining of the $70.0 million total repurchase amount initially authorized under the program, which amount has been increased by the $50.0 million additional repurchase authorization that was announced today.

KBW expects to file its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission on or about November 9, 2011.

Conference Call Access and Availability on Company Website

A conference call with management to discuss financial results for the quarter and nine months ended September 30, 2011 will be held today at 9:00 a.m. eastern time, and can be accessed at (866) 831-6272 within U.S. and Canada)/(617) 213-8859 (International) (Code: 71750767). A replay of the call will be available approximately two hours post-call at (888) 286-8010  (within U.S. and Canada)/(617) 801-6888  (International) (Code: 86174059).  A live audio webcast and delayed replay will also be available for seven days by going to our website, http://www.kbw.com, then clicking “Investor Relations” and then “Event Calendar”.  As promptly as practical after the call, a full written transcript of the call will also be made available on our website and may be accessed by clicking “Investor Relations” and then “Event Calendar”.

About KBW

KBW, Inc. through its subsidiaries Keefe, Bruyette & Woods, Inc., Keefe, Bruyette & Woods Limited, Keefe, Bruyette & Woods Asia Limited and KBW Asset Management, Inc. is a full service investment bank specializing in the financial services industry.

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements.  In some cases, you can identify these statements by words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our most recently filed annual report on Form 10-K  and our subsequently filed quarterly reports on Form 10-Q, which are available at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

KBW, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share information)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2011	2011	2010	2011	2010
Revenues:
Investment banking	$32,071	$15,204	$38,398	$84,923	$169,533
Commissions	35,107	32,190	28,199	101,726	99,701
Principal transactions, net	(19,917)	11,952	16,716	9,375	39,025
Interest and dividend income	2,028	3,151	3,184	8,383	9,738
Investment advisory fees	221	301	632	806	1,423
Other	881	1,234	2,485	4,393	9,310

Total revenues	50,391	64,032	89,614	209,606	328,730

Expenses:
Compensation and benefits	45,032	38,895	55,873	140,561	202,810
Occupancy and equipment	5,793	5,629	5,702	17,081	16,817
Communications and data processing	8,893	9,088	8,111	26,676	23,926
Brokerage and clearance	5,380	4,580	4,314	14,876	13,180
Business development	5,144	4,637	4,863	14,405	12,124
Professional services	2,594	4,636	2,997	10,932	12,210
Interest	184	356	240	849	765
Other	2,574	3,093	3,306	8,519	7,520
Non-compensation expenses	30,562	32,019	29,533	93,338	86,542
Total expenses	75,594	70,914	85,406	233,899	289,352
(Loss) / income before income taxes	(25,203)	(6,882)	4,208	(24,293)	39,378
Income tax (benefit) / expense	(9,474)	(2,634)	385	(8,957)	15,778
Net (loss) / income	$(15,729)	$(4,248)	$3,823	$(15,336)	$23,600

Earnings per share:
Basic	$(0.51)	$(0.14)	$0.11	$(0.49)	$0.65
Diluted	$(0.51)	$(0.14)	$0.11	$(0.49)	$0.65

Dividends declared per share	$0.05	$0.05	$0.05	$0.15	$0.05

Weighted average number of common
shares outstanding:
Basic	31,254,011	32,579,146	32,412,399	32,311,669	32,378,867
Diluted	31,254,011	32,579,146	32,412,399	32,311,669	32,378,867

Non-GAAP Financial Measures

We have reported in this press release our compensation and benefits expense, compensation ratio, net income and diluted earnings per share on a non-GAAP basis (“Non-GAAP Financial Measures”).  Each of the Non-GAAP Financial Measures for the three and nine months ended September 30, 2011 excluded compensation and benefits expense related to the workforce reduction program.  Each of the Non-GAAP Financial Measures for the three and nine months ended September 30, 2010 excluded compensation and benefits expense related to the amortization of IPO restricted stock awards, which were granted in November 2006 and fully vested in November 2010.  While we have granted restricted stock awards and other share-based compensation in connection with our regular compensation of employees and new hires, we do not expect to make any such substantial grants to employees as we did when we granted the restricted stock awards in connection with our IPO.

Our management utilized non-GAAP calculations in understanding and analyzing our financial results.  Specifically, our management believes that these Non-GAAP Financial Measures provided useful information by excluding the compensation and benefits expense related to the workforce reduction program and the amortization of the IPO restricted stock awards, which may not be indicative of our core operating results and business outlook. Our management believes that these Non-GAAP Financial Measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods. Such periods did not and likely will not include the impact of a significant workforce reduction program or substantial grants of restricted stock awards to employees such as the Company-wide IPO restricted stock awards. Our reference to these Non-GAAP Financial Measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These Non-GAAP Financial Measures are provided to enhance investors’ overall understanding of our current financial performance.

A limitation of utilizing these Non-GAAP Financial Measures is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, management believes that our GAAP measures of compensation and benefits expense, compensation ratio, net income and diluted earnings per share and the same respective Non-GAAP Financial Measures of our financial performance should be considered together.

The following provides details with respect to reconciling compensation and benefits expense, compensation ratio, net income and diluted earnings per share on a GAAP basis for the three and nine months ended September 30, 2011 and 2010 to the aforementioned captions on a non-GAAP basis.

	Three Months Ended		Three Months Ended
	September 30, 2011		September 30, 2010
	(dollars in thousands, except per share information)

Compensation and benefits expense:
Compensation and benefits expense - GAAP basis	$45,032		$55,873
Adjustment to exclude certain compensation expenses	(1,783	)(a)	(2,597	)(b)
Non-GAAP operating compensation and benefits expense (c)	$43,249		$53,276

Compensation ratio (d):
Compensation ratio - GAAP basis	89.4%		62.3%
Non-GAAP operating compensation ratio (c)	85.8%		59.5%

Net (loss) / income:
Net (loss) / income - GAAP basis	$(15,729)		$3,823
Adjustment to exclude certain compensation expenses, net of tax benefit	1,113	(a)	1,465	(b)
Non-GAAP operating net (loss) / income (c)	$(14,616)		$5,288

Diluted earnings per share:
Diluted earnings per share - GAAP basis	$(0.51)		$0.11
Adjustment to exclude certain compensation expenses, net of tax benefit	0.04	(a)	0.04	(b)
Non-GAAP operating diluted earnings per share (c)	$(0.47)		$0.15

	Nine Months Ended		Nine Months Ended
	September 30, 2011		September 30, 2010
	(dollars in thousands, except per share information)

Compensation and benefits expense:
Compensation and benefits expense - GAAP basis	$140,561		$202,810
Adjustment to exclude certain compensation expenses	(1,783	)(a)	(7,260	)(b)
Non-GAAP operating compensation and benefits expense (c)	$138,778		$195,550

Compensation ratio (d):
Compensation ratio - GAAP basis	67.1%		61.7%
Non-GAAP operating compensation ratio (c)	66.2%		59.5%

Net (loss) / income:
Net (loss) / income - GAAP basis	$(15,336)		$23,600
Adjustment to exclude certain compensation expenses, net of tax benefit	1,126	(a)	4,087	(b)
Non-GAAP operating net (loss) / income (c)	$(14,210)		$27,687

Diluted earnings per share:
Diluted earnings per share - GAAP basis	$(0.49)		$0.65
Adjustment to exclude certain compensation expenses, net of tax benefit	0.03	(a)	0.11	(b)
Non-GAAP operating diluted earnings per share (c)	$(0.46)		$0.76

(a)	The adjustment represents the exclusion of the compensation expense related to the workforce reduction program effective during the third quarter of 2011.
(b)
The adjustment represents the exclusion of the compensation expense related to the amortization of the IPO restricted stock awards, which were granted to employees in November 2006 and fully vested in November 2010.

(c)	A non-GAAP financial measure that management believes provides the most meaningful comparison between historical, present and future periods.
(d)	The compensation ratio was calculated by dividing compensation and benefits expense by total revenues for each respective period.

Further information regarding these Non-GAAP Financial Measures is included in our annual report on Form 10-K, which, upon filing, is available to the public at the Securities and Exchange Commission’s (SEC) website at http://www.sec.gov and at our website at http://www.kbw.com. You may also read and copy this report at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Contacts

Investors:
KBW Investor Relations
Alan Oshiki, 866-529-2339
or
Media:
Intermarket Communications
Neil Shapiro, 212-754-5423

Source: KBW, Inc.